DISTRIBUTION PLAN PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

      PLAN adopted as of the 1st day of May, 1998 by THE GUARDIAN STOCK FUND, INC. (the "Fund").

      WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company which offers shares of common stock divided into separate classes of shares; and

      WHEREAS, the Fund desires to adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act (the "Plan") on behalf of a class of its shares currently designated as Class II shares (the "Class II Shares") with respect to the distribution of the Class II Shares; and

      NOW, THEREFORE, the provisions of this Distribution Plan are as follows:

      1. (a) The Fund, on behalf of its Class II Shares, is authorized to pay a distribution fee at an annual rate of 0.25% of the average daily net assets of the Class II Shares, as compensation for distribution-related services that are primarily intended to result in the sale of Class II Shares, including but not limited to: compensation to employees or independent contractors; compensation to and expenses of persons or entities that engage in or support the distribution of the Funds, including overhead and telephone and other communication expenses; the printing of prospectuses, statements of additional information and reports for other than existing shareholders; the preparation, printing and distribution of sales literature and advertising materials, and other direct and indirect distribution-related expenses, including expenses for the servicing and maintenance of shareholder accounts. The fee is to be paid monthly, or at such other intervals as the Fund's Board of Directors (the "Board") shall determine to one or more entities that have entered into Distribution Agreements in accordance with Section 7 hereunder. Such fee shall be based upon the Class II Shares, average daily net assets during the preceding month, and shall be calculated and accrued daily.

            (b) The Fund may pay the distribution fee at a lesser rate than the fee provided herein as agreed upon by the Board and as approved in the manner specified in subsections (a) and (b) of paragraph 2 of this Plan.

      2. This Plan shall not take effect unless it has been approved, together with any related agreements, by a majority vote, cast in person at a meeting (or meetings) called for the purpose of voting on such approval, of: (a) the Board; and (b) those Directors of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Directors").

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      3. This Plan may continue in full force and effect with respect to the
Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in subsections (a) and (b) of paragraph 2.

      4. The Fund shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended under this Plan and the purposes for which such expenditures were made.

      5. The Fund may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Directors, or by vote of a majority of the outstanding voting securities (Class II only) of the Fund.

      6. (a) This Plan may not be amended to increase materially the amount of distribution fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities (Class II only), and no material amendment to the other provisions of the Plan shall be made unless approved in the manner provided for approval and annual renewal in subsections
(a) and (b) of paragraph 2 and paragraph 3 hereof.

            (b) Where the effect of a requirement of the 1940 Act which is reflected in any provision of this Plan is relaxed by a rule, regulation, order or change of interpretive position by the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, order or change of interpretive position.

      7. Subject to the approval of (a) the Board; and (b) the Independent Directors, the Fund is authorized to enter into one or more Distribution Agreements with third parties, including but not limited to Guardian Investor Services Corporation, to provide, or to agree with a third party to provide, distribution-related services pursuant to this Plan.

      8. The amount of the distribution fees payable by the Fund under this Plan and any Distribution Agreement may be greater or lesser than the distribution-related expenses actually incurred pursuant to the Distribution Agreement. The distribution fee will be payable by the Fund until the Plan is terminated or not renewed.

      9. While this Plan is in effect, the selection and nomination of the Directors who are not interested persons of the Fund shall be made solely at the discretion of the Directors who are not interested persons of the Fund.

      10. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

      11. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 4 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

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      12. The Directors of the Fund and its Class II shareholders shall not be liable for any obligations of the Fund under this Plan, or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Class II Shares of the Fund in settlement of any such right or claim, and not to such Directors or shareholders.

                                        THE GUARDIAN STOCK FUND, INC.


Attest: /s/ Lori E. Bostrom             By: /s/ Frank J. Jones
                                            Frank J. Jones
                                            President